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Emerson Reports First Quarter 2020 Results and Updates Full Year Guidance

•	Net sales of $4.2 billion were flat; underlying sales were flat

•	GAAP EPS was $0.53; adjusted EPS of $0.67 was in-line with management’s guidance

•	Initiated $97 million of restructuring actions in the quarter, a strong start on the previously announced Board of Directors’ comprehensive operational review

•	Delivered operating cash flow of $424 million, up $101 million, and free cash flow of $310 million, up $142 million

•	Returned $434 million to shareholders, including $129 million of share repurchases

•	Reiterated full-year 2020 sales guidance; updated full-year EPS guidance for planned restructuring actions and associated benefits

ST. LOUIS, Feb. 4, 2020 - Emerson (NYSE: EMR) today reported results for the first quarter ended December 31, 2019 and announced updated guidance for the fiscal year.
First quarter net sales were flat and underlying sales were flat excluding unfavorable currency of 1 percent and a positive impact from acquisitions net of divestitures of 1 percent. Growth was in-line with management’s expectations for Commercial & Residential Solutions but somewhat below expectations for Automation Solutions due mainly to slower North American upstream oil and gas markets and a global decline in discrete end market demand. First quarter trailing three-month underlying orders were up 1 percent including several key liquefied natural gas (LNG) project wins, an encouraging early indication for greenfield LNG investment. Refer to Emerson’s January 27, 2020 Form 8-K release for more information about first quarter trailing three-month orders.
First quarter gross profit margin of 42.4 percent was approximately flat compared with the prior year, reflecting favorable price-cost offset by unfavorable mix primarily within the Automation Solutions business, as sales of some of the company’s more profitable businesses declined in North America.

Pretax margin of 10.2 percent and EBIT margin of 11.0 percent were down 4.0 and 4.3 percentage points, respectively. Adjusted EBIT margin, which excludes restructuring and related charges, was 13.7 percent, down 1.8 percentage points, reflecting an unfavorable impact of 2.2 percentage points from foreign currency transaction losses, higher pension expense due to lower discount rates, and higher stock compensation charges due to a higher stock price.
GAAP earnings per share were $0.53 and adjusted earnings per share, which excludes $0.14 of restructuring and related charges ($110 million in total), were $0.67, in-line with management’s expectations due to a favorable impact from prior period restructuring actions, despite lower sales.
Operating cash flow was $424 million, up $101 million, and free cash flow was $310 million, up $142 million, reflecting free cash flow conversion of 94 percent in the quarter.
“Our first quarter results provide a solid start to the year,” said Emerson Chairman and CEO David N. Farr. “Even with slightly lower-than-expected sales, we delivered in-line adjusted earnings per share as our teams executed well and we realized benefits from the 2019 restructuring actions. Throughout the year, we plan to prioritize driving higher margins in a no-growth environment.
“Sales and underlying orders were slightly below our expectations in the first quarter as North American upstream operators further slowed investment spending and demand from distributors serving discrete manufacturing was weak in December,” Farr continued. “However, we booked the first phases of key LNG projects that had been delayed from the second half of fiscal 2019, an encouraging early indication. We will continue to closely monitor the health of the capital spending cycle.
“As a foundational step in the previously announced Board of Directors’ operational review, our teams all over the world initiated $97 million of restructuring actions in the quarter - well above the $70 million target discussed on the fourth quarter earnings call. We look forward to laying out details of our long-term plan at our February Investor Conference.”

Business Platform Results
Automation Solutions net sales increased 2 percent, with underlying sales up 1 percent excluding unfavorable currency of 1 percent and a positive impact from acquisitions of 2 percent. December trailing three-month underlying orders were up 2 percent, reflecting several LNG project wins and continued growth across most key end markets, and sequential backlog grew 7 percent to $4.9 billion, compared to the prior quarter. Underlying sales and orders were somewhat below management’s expectations due to slower North American upstream investment activity and a decline in global discrete demand late in the quarter.
Overall, underlying sales growth reflected steady demand in most key process and hybrid end markets in the Americas and Europe and strong demand in Asia, Middle East & Africa. Long-cycle businesses continued steady growth, with both the Final Control and Systems businesses up mid-single digits.

In the Americas, underlying sales were down 1 percent, below management’s expectations, reflecting slow discrete end markets and upstream oil and gas activity. The Industrial Solutions business, which primarily serves discrete manufacturing end markets, was down mid-single digits on an underlying basis, reflecting continued soft short-cycle demand and some inventory destocking. Our Flow Solutions business, which has significant upstream oil and gas exposure, was down more than 20 percent, against 30 percent growth in the same quarter of fiscal 2019. Regarding the long-cycle businesses, Systems grew mid-single digits and Final Control grew low single digits.
Europe underlying sales were down 1 percent, as low single digit growth in process and hybrid markets was more than offset by high single digit declines in discrete manufacturing end markets. Asia, Middle East & Africa underlying sales were up 6 percent, supported by continued infrastructure investment, led by China, and strong growth in Middle East & Africa.
Segment margin decreased 360 basis points to 10.9 percent and adjusted segment EBITDA margin, which excludes restructuring charges, was down 60 basis points, reflecting a 50 basis point unfavorable impact from foreign currency transaction losses as well as unfavorable mix resulting from the year-over-year decline in the more profitable North American upstream and discrete markets. Excluding these impacts, the business delivered improved adjusted segment EBITDA margin on lower-than-expected sales, reflecting favorable benefits from the 2019 restructuring actions.
In the quarter, restructuring actions totaled $83 million across the platform. These actions, together with approximately $30 million of incremental actions in the second half of 2019, are expected to support improved full-year adjusted segment margins on expected flat to slightly positive net and underlying sales.
Commercial & Residential Solutions net sales decreased 3 percent with underlying sales down 1 percent excluding unfavorable currency of 1 percent and the impact of divestitures, two small non-core businesses, which subtracted another 1 percent. December trailing three-month underlying orders were down 1 percent as growth in Asia and Europe was more than offset by slower North American HVAC markets and global professional tools and cold chain markets.
In the Americas, underlying sales were down 3 percent, reflecting slower markets in the U.S. somewhat offset by moderate growth in Latin America. Europe was up 1 percent, and Asia, Middle East & Africa was up 5 percent, reflecting favorable mid-single digit growth across the region.
Segment margin increased 50 basis points to 18.2 percent and adjusted segment EBITDA margin, which excludes restructuring charges, was up 90 basis points, reflecting favorable price-cost and the benefit of prior year restructuring actions.
In the quarter, restructuring actions totaled $10 million across the platform. These actions, together with approximately $5 million of incremental actions in the second half of 2019, are expected to support improved full-year adjusted segment margins on expected flat to slightly negative net and underlying sales.

2020 Outlook
Management has updated the fiscal year 2020 outlook to reflect the expected costs and benefits of full year restructuring plans. GAAP earnings per share guidance is $3.27 to $3.52. Adjusted earnings per share, which excludes approximately $215 million of planned restructuring actions and $13 million of related costs for the year, is $3.55 to $3.80 compared to prior guidance of $3.48 to $3.72. This increase reflects the favorable impact of expected savings from the restructuring actions. Our expectation for full year cash flow remains largely unchanged.
We expect to present additional detail surrounding the outcome of the Board of Directors’ review of operational, capital allocation and portfolio initiatives during our Investor Conference on February 13th.
The following table presents the updated 2020 guidance framework, which excludes any potential impact from the coronavirus:

Sales Growth Guidance		EPS and Cash Flow Guidance
		GAAP EPS	$3.27 - $3.52
Net Sales Growth	(2%) - 2%	Adjusted EPS	$3.55 - $3.80
Automation Solutions	(1%) to 3%	Tax Rate	~23%
Commercial & Residential Solutions	(4%) to 0%	Operating Cash Flow	~$3.15B
Underlying Sales Growth	(2%) - 2%	Free Cash Flow	~$2.5B
Automation Solutions	(1%) to 3%	Capital Expenditures	~$650M
Commercial & Residential Solutions	(3%) to 1%	Share Repurchases	$1.5B
“We continue to plan for a challenging economic environment for the remainder of fiscal 2020,” Farr said. “Although we’ve seen some progress with trade resolution, we still expect broad-based corporate focus on cost cutting, the U.S. presidential election, and tensions in the Middle East to pressure industrial markets in the near term.
"Our Board of Directors has largely completed its review of operational, capital allocation and portfolio initiatives, and our teams have worked hard to initiate nearly $100 million of restructuring in the quarter. As a result, we are raising the fiscal year 2020 guidance, and expect to fully outline our plans and reset our long-term outlook at our upcoming Investor Conference on February 13th.
“I want to personally thank our Board of Directors, shareholders, company leadership, employees, and customers for their dedication and efforts as we continue to navigate macroeconomic uncertainty and position the company for long-term value creation and success.”

Upcoming Investor Events
Today, beginning at 3 p.m. Eastern Time, Emerson management will discuss the first quarter 2020 results during an investor conference call. Participants can access a live webcast available at www.emerson.com/financial at the time of the call. A replay of the call will remain available for 90 days. Conference call slides will be posted in advance of the call on the website.

On Thursday, February 13, 2020, Emerson will host its annual Investor Conference at the New York Stock Exchange. The conference will begin at 8 a.m. Eastern Time and participants can access a live webcast available at www.emerson.com/financial at the time of the event. A replay of the conference will remain available for 90 days.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the outcome and ultimate impact of the review referred to herein, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended Dec 31		Percent
	2018	2019	Change

Net sales	$4,147	$4,151	—%
Costs and expenses:
Cost of sales	2,386	2,392
SG&A expenses	1,077	1,123
Other deductions, net	50	178
Interest expense, net	43	35
Earnings before income taxes	591	423	(28)%
Income taxes	124	94
Net earnings	467	329
Less: Noncontrolling interests in earnings of subsidiaries	2	3
Net earnings common stockholders	$465	$326	(30)%

Diluted avg. shares outstanding	627.8	614.1

Diluted earnings per share common share	$0.74	$0.53	(28)%

	Quarter Ended Dec 31
	2018	2019
Other deductions, net
Amortization of intangibles	$57	$59
Restructuring costs	10	97
Special advisory fees	—	13
Other	(17)	9
Total	$50	$178

		Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended Dec 31
	2018	2019
Assets
Cash and equivalents	$1,248	$1,635
Receivables, net	2,733	2,726
Inventories	1,980	2,064
Other current assets	697	771
Total current assets	6,658	7,196
Property, plant & equipment, net	3,551	3,633
Goodwill	6,468	6,578
Other intangible assets	2,714	2,567
Other	1,038	1,127
Total assets	$20,429	$21,101

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$3,320	$1,984
Accounts payable	1,794	1,649
Accrued expenses	2,426	2,707
Total current liabilities	7,540	6,340
Long-term debt	2,641	4,018
Other liabilities	1,972	2,284
Total equity	8,276	8,459
Total liabilities and equity	$20,429	$21,101

		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended Dec 31
	2018	2019
Operating activities
Net earnings	$467	$329
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	202	211
Stock compensation	(7)	56
Pension expense	—	17
Changes in operating working capital	(310)	(180)
Other, net	(29)	(9)
Cash provided by operating activities	323	424

Investing activities
Capital expenditures	(155)	(114)
Purchases of businesses, net of cash and equivalents acquired	(73)	—
Other, net	(31)	(17)
Cash used in investing activities	(259)	(131)

Financing activities
Net increase in short-term borrowings	1,601	754
Payments of long-term debt	(403)	(502)
Dividends paid	(305)	(305)
Purchases of common stock	(786)	(129)
Other, net	(9)	20
Cash provided by (used in) financing activities	98	(162)

Effect of exchange rate changes on cash and equivalents	(7)	10
Increase in cash and equivalents	155	141
Beginning cash and equivalents	1,093	1,494
Ending cash and equivalents	$1,248	$1,635

		Table 4
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended Dec 31
	2018	2019
Sales
Automation Solutions	$2,799	$2,852

Climate Technologies	880	873
Tools & Home Products	458	430
Commercial & Residential Solutions	1,338	1,303

Eliminations	10	(4)
Net sales	$4,147	$4,151

Earnings
Automation Solutions	$407	$310

Climate Technologies	146	151
Tools & Home Products	91	86
Commercial & Residential Solutions	237	237

Stock compensation	7	(56)
Unallocated pension and postretirement costs	27	13
Corporate and other	(44)	(46)
Interest expense, net	(43)	(35)
Earnings before income taxes	$591	$423

Restructuring costs
Automation Solutions	$5	$83

Climate Technologies	3	7
Tools & Home Products	2	3
Commercial & Residential Solutions	5	10

Corporate	—	4
Total	$10	$97

Depreciation and Amortization
Automation Solutions	$129	$139

Climate Technologies	45	44
Tools & Home Products	19	19
Commercial & Residential Solutions	64	63

Corporate and other	9	9
Total	$202	$211

Supplemental unaudited historical "Corporate and other" results
In its fiscal 2019 Form 10-K filed November 18, 2019, Emerson (the "Company") changed its presentation of certain corporate and other items in its segment reporting to provide greater clarity and to more closely align its reporting with our industrial peers. The changes had no effect on the Company’s reporting of its operating segments.
Historically, Emerson reported corporate-related items in two lines: “Differences in accounting methods,” which included a management fee allocation to its operating segments and a portion of pension and postretirement benefit costs; and “Corporate and other,” which included corporate operations, total company stock compensation expense, acquisition/divestiture costs and other items.
In its 2019 Form 10-K, the Company presented additional detail to separately report stock compensation expense and the portion of pension plan and postretirement benefit plan costs reported at corporate, which primarily reflects the non-service cost components of certain of these plans. Corporate and other now reflects corporate operations, acquisition/divestiture costs and other items, net of a management fee allocation to the operating segments.
To facilitate investor understanding and comparison, the Company is providing supplemental unaudited quarterly historical results for the last two fiscal years on a basis consistent with the reporting in its most recent Annual Report on Form 10-K. The information provided below, which has been reclassified to conform to more detailed reporting, does not represent a restatement of previously issued financial statements and should be read in conjunction with the Company’s Annual Report on Form 10-K.

(see Table 5 on the following page)

					Table 5
EMERSON AND SUBSIDIARIES
SUPPLEMENTAL BUSINESS SEGMENT INFORMATION
(DOLLARS IN MILLIONS, UNAUDITED)

Earnings	Fiscal Year 2019
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Automation Solutions	407	444	477	619	1,947

Climate Technologies	146	226	278	233	883
Tools & Home Products	91	102	93	102	388
Commercial & Residential Solutions	237	328	371	335	1,271

Corporate items:
Stock compensation	7	(59)	(31)	(37)	(120)	(a)
Unallocated pension and postretirement costs	27	27	27	27	108
Corporate and other	(44)	(17)	(34)	(78)	(173)
Interest	(43)	(48)	(43)	(40)	(174)
Total	591	675	767	826	2,859

Earnings	Fiscal Year 2018
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Automation Solutions	386	436	494	570	1,886

Climate Technologies	165	253	294	260	972
Tools & Home Products	87	96	93	104	380
Commercial & Residential Solutions	252	349	387	364	1,352

Corporate items:
Stock compensation	(56)	(45)	(43)	(72)	(216)	(a)
Unallocated pension and postretirement costs	21	21	20	17	79
Corporate and other	(62)	(67)	(51)	(95)	(275)	(b)
Interest	(38)	(36)	(39)	(46)	(159)
Total	503	658	768	738	2,667

(a) The Company's performance shares awards are accounted for as liabilities in accordance with ASC 718, Compensation - Stock Compensation, with compensation expense adjusted at the end of each reporting period to reflect the change in fair value of the awards. The decrease in incentive stock compensation expense reflects a decreasing stock price for fiscal 2019 compared to an increasing stock price in fiscal 2018.

(b) Corporate and other in 2018 included first year pretax acquisition accounting charges of $79 and a special one-time 401(k) contribution to U.S. employees of $24.

Reconciliations of Non-GAAP Financial Measures & Other			Table 6

Reconciliations of Non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

Q1 2020 Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	2%	(3)%	—%
(Favorable) / Unfavorable FX	1%	1%	1%
Acquisitions / Divestitures	(2)%	1%	(1)%
Underlying*	1%	(1)%	—%

FY 2020E Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	(1)% - 3%	(4)% - 0%	(2)% - 2%
(Favorable) / Unfavorable FX	~ -%	~ -%	~ -%
Acquisitions / Divestitures	~ -%	~ 1%	~ -%
Underlying*	(1)% - 3%	(3)% - 1%	(2)% - 2%

Earnings Per Share	Q1 FY19	Q1 FY20
Earnings per share (GAAP)	$0.74	$0.53
Restructuring and related charges	0.01	0.14
Adjusted earnings per share*	$0.75	$0.67

Earnings Per Share	FY2020E
Earnings per share (GAAP)	$3.27 - $3.52
Restructuring and related charges	~ 0.28
Adjusted earnings per share*	$3.55 - $3.80

EBIT Margin	Q1 FY19	Q1 FY20	Change
Pretax margin (GAAP)	14.2%	10.2%	(400) bps
Interest expense, net	1.1%	0.8%	(30) bps
Earnings before interest and taxes margin*	15.3%	11.0%	(430) bps
Restructuring and related charges	0.2%	2.7%	250 bps
Adjusted earnings before interest and taxes margin*	15.5%	13.7%	(180) bps

Automation Solutions Segment EBIT Margin	Q1 FY19	Q1 FY20	Change
Automation Solutions Segment EBIT margin (GAAP)	14.5%	10.9%	(360) bps
Restructuring charges impact	0.2%	2.9%	270 bps
Automation Solutions Adjusted Segment EBIT margin*	14.7%	13.8%	(90) bps
Depreciation / amortization	4.6%	4.9%	30 bps
Automation Solutions Adjusted Segment EBITDA margin*	19.3%	18.7%	(60) bps

- more -

Commercial & Residential EBIT Margin	Q1 FY19	Q1 FY20	Change
Commercial & Residential EBIT margin (GAAP)	17.7%	18.2%	50 bps
Restructuring charges impact	0.4%	0.7%	30 bps
Commercial & Residential Adjusted EBIT margin*	18.1%	18.9%	80 bps
Depreciation / amortization	4.7%	4.8%	10 bps
Commercial & Residential Adjusted EBITDA margin*	22.8%	23.7%	90 bps

Q1 Cash Flow	Q1 FY19	Q1 FY20	Change
Operating cash flow (GAAP)	$323	$424	$101
Capital expenditures	(155)	(114)	41
Free cash flow*	$168	$310	$142

FY 2020E Cash Flow	FY 2020E
Operating cash flow (GAAP)	~ $3,150
Capital expenditures	~ (650)
Free cash flow*	~ $2,500

Cash Flow to Net Earnings Conversion	Q1 FY20
Operating cash flow to net earnings (GAAP)	129%
Capital expenditures	(35)%
Free cash flow to net earnings*	94%

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

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